EXHIBIT NO. 8.1: Opinion of Hugh Berwick, Senior Tax Counsel of Alcan Inc., regarding certain matters of Canadian taxation.

May 31, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (No. 333-110739) (the "Registration Statement") filed with the Securities and Exchange Commission by Alcan Inc. (the "Company"), including the prospectus dated November 25, 2003 contained therein, and the prospectus supplement dated May 25, 2005 to such prospectus (the "Prospectus Supplement") relating to the offering of $500,000,000 aggregate principal amount of the Company's 5.00% Notes due 2015 and of $300,000,000 aggregate principal amount of the Company's 5.75% Notes due 2035.

I have acted as Canadian tax counsel to the Company in connection with the preparation of the Registration Statement and the Prospectus Supplement.  I hereby confirm to you my opinion set forth under the heading "Canadian Taxation" in the Prospectus Supplement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Canadian Taxation" in the Prospectus Supplement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Hugh Berwick

Hugh Berwick

Senior Tax Counsel